FOR IMMEDIATE RELEASE Houston January 13, 2021

BP Midstream Partners LP (NYSE: BPMP) Exhibit 99.1

BPMP DECLARES FOURTH QUARTER 2020 DISTRIBUTION
AND
ADVANCE NOTICE OF FOURTH QUARTER AND FULL YEAR 2020 RESULTS

Fourth quarter 2020 distribution

BP Midstream Partners LP (“BPMP” or the “Partnership”) today announced that the Board of Directors of BP Midstream Partners GP LLC, the general partner of the Partnership, declared a quarterly cash distribution of $0.3475 per unit for the fourth quarter of 2020, consistent with the level of distribution in the third quarter 2020.

The fourth quarter 2020 distribution will be payable on February 11, 2021, to unitholders of record as of January 28, 2021, with an ex-distribution date of January 27, 2021.

Fourth quarter and full year 2020 results release date

BPMP will release its fourth quarter and full year 2020 results on Thursday, February 25, 2021. A webcast and conference call will be held at 9 a.m. CST.

Interested parties may listen to the presentation at www.bpmidstreampartners.com, by clicking on the “2020 Fourth Quarter and Full Year Results Webcast” link, found in the "Events & Presentations" section under the Investor Relations menu option.

Financial information, including the earnings release and other investor-related materials, will also be available online. A replay of the webcast will be posted on the BPMP website following the live event.

About BP Midstream Partners

BPMP is a fee-based, growth-oriented master limited partnership formed by BP Pipelines (North America), Inc. (“BP Pipelines”) to own, operate, develop and acquire pipelines and other midstream assets. BPMP’s assets consist of interests in entities that own crude oil, natural gas, refined products and diluent pipelines, and refined product terminals, serving as key infrastructure for BP and other customers to transport onshore crude oil production to BP’s Whiting Refinery and offshore crude oil and natural gas production to key refining markets and trading and distribution hubs. Certain of BPMP’s assets deliver refined products and diluent from the Whiting Refinery and other U.S. supply hubs to major demand centers.

For more information on BPMP and the assets owned by the Partnership, please visit www.bpmidstreampartners.com.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Further Information

BPMP Investor Relations, US: bpmpir@bp.com

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